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EXHIBIT 99.1

PACIFICNET COMPLETES ACQUISITION OF CHINAGOHI - LEADING PROVIDER OF DIRECT RESPONSE TELEVISION AND INFOMERCIALS MARKETING SERVICES COMPANY IN CHINA
* PREVIOUSLY ANNOUNCED HIC ACQUISITION WAS REVISED
* COMBINED COMPANY TO BECOME ONE OF THE LARGEST CRM AND VALUE ADDED SERVICE PROVIDERS IN CHINA WITH OVER 2,000 EMPLOYEES; ACQUISITION TO BE IMMEDIATELY ACCRETIVE

HONG KONG--(BUSINESS WIRE) -- December 19, 2005-- PacificNet Inc. (Nasdaq:PACT), a leading provider of customer relationship management (CRM), call center, interactive voice response (IVR) services and value-added services (VAS) in China, announced today that it has completed the acquisition of 51% majority and controlling interest in Shenzhen GuHaiGuanChao Investment Consultant Company Limited ("ChinaGoHi", www.ChinaGoHi.cn), a wholly-owned foreign enterprise
(WOFE) registered in China.

On October 3, PacificNet announced an agreement to acquire Hitching International Corporation ("HIC"), the former beneficiary owner of ChinaGoHi, subject to the completion of due diligence and the approval of the WOFE structure by China's Industry and Commerce Department. As a result of the completion of the due diligence process and receipt of Chinese government's WOFE approval, PacificNet and HIC agreed to revise the previous Sale and Purchase Agreement to allow PacificNet to have direct ownership of ChinaGoHi through the acquisition of 51% ownership of Lion Zone Holdings Limited, the direct owner of ChinaGoHi. The acquisition is expected to expand PacificNet's position as a leading provider of outsourced call center, telemarketing, CRM, and value-added telecom services in Greater China. PacificNet expects to significantly increase its call center telemarketing revenues, profits, and its Chinese operations. PacificNet believes that the acquisition should be immediately accretive to the company's earnings per share in 2005 and 2006. Company plans to issue an updated guidance soon.

ChinaGoHi is a famous brand name in China and has been awarded by the Chinese tax bureau as one of the "Top 100 Tax-Paying Enterprises" in Shenzhen as recognition for profit generation, commercial leadership and government contribution. ChinaGoHi operates one of the leading Direct Response Television
(DRTV) infomercial marketing companies for financial advisory services in China, with over 100,000 registered online users and 30,000 fee paying subscribers. ChinaGoHi is headquartered in Shenzhen China with over 600 employees in its DRTV infomercial telemarketing call center. The DRTV call center, with about 400 phone lines, occupies about 35,000 sq. feet. Upon closing, the combined companies should become one of the largest providers of CRM services in China.

ChinaGoHi is a leading information content provider of Chinese stock market information, analysis, and investment advisory services via DRTV infomercials through satellite and cable TV broadcasting, IVR, SMS and WAP based mobile value added services, web portals, and subscription based audio-video streaming via the Internet. The company also offers interactive voice response (IVR) services via fixed and mobile phones. ChinaGoHi rents 30-minute TV programming time slots from the leading satellite and cable TV channels in China to air its infomercials, which advertise its DRTV hotline phone number for viewers to contact. Calls are then routed to its large call centers for product inquiry and order placement. ChinaGoHi typically produces its infomercials at its own studio production facility with a direct satellite upload broadcast link provided by four leading satellite TV broadcasters in China.

The purchase consideration for 51% of the equity interest of ChinaGoHi is US$10.2 million, valued at five times the anticipated future annual net profit of ChinaGoHi. In the purchase agreement, ChinaGoHi guarantees to generate US$4 million annual profit, and provides for an adjustment to the purchase price in the event that ChinaGoHi does not achieve net profit of US$4 million for fiscal year 2006. The purchase consideration is payable 35% in cash and 65% (or about 825,000 restricted shares) in restricted shares of PACT valued at $8 per share. The purchase price is payable upon achievement of certain quarterly earn-out targets based on net profits. In addition, PacificNet has agreed to pay for ChinaGoHi's approximately US$7 million accumulated net cash profit from 2003 to 2005 (subject to completion of 2005 annual USGAAP audit) by issuing restricted shares of PACT based on 51% of the net cash divided by the 60-day volume weighted average price of PACT.


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Tony Tong, Chairman & CEO of PacificNet, stated, "This expansion into the DRTV market is a natural extension of our B2B call center service into the higher margin B2C infomercial services market, and is a strong vote of confidence in our future in China's growing CRM, DRTV and telemarketing industry. A growing number of domestic and multinational companies are selecting us to enhance customer services and sell products and services over the phone. We are planning further strategic consolidation moves in China's CRM market, which we believe will increase our customer base, revenues and profit, and improve our shareholder value."

"We are delighted to successfully complete this merger with PacificNet after one year of active negotiation and IVR business integration with PacificNet's Linkhead subsidiary. With the early success of our DRTV sales in China, we believe the market potential remains strong for our financial content services," said Wang WenMing, CEO of ChinaGoHi. "We believe our services will contribute positively to PacificNet's overall revenue and profits. This merger should create compelling synergies in management, DRTV telemarketing and content delivery. With China being the largest and fastest growing consumer market in the world with 400 million mobile subscribers and 1 billion TV-viewers, we believe our DRTV content and value-added content services will continue to deliver value to the Chinese consumers and investors."

"This strategic acquisition is a compelling move by PacificNet to capture part of the rapidly growing DRTV telemarketing services market in China," said Victor Tong, President of PacificNet. "We have great respect for ChinaGoHi's business model and the strong DRTV telemarketing experience offered by their DRTV management team. Upon completion of this acquisition, PacificNet will become one of the largest CRM service providers in China with a combined employee base of over 2,000, including over 1,500 telemarketers."

ABOUT PACIFICNET

PacificNet Inc. (www.PacificNet.com), through its subsidiaries, invests in and operates companies that provide outsourcing and Value-Added Services (VAS) in China, such as call centers, telemarketing, direct response television (DRTV) marketing, CRM, interactive voice response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecos, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, Bank of China, and Hong Kong Government. PacificNet employs over 2,000 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and branch offices in 26 provinces in China, and is headquartered in Minneapolis USA and Hong Kong.

Safe Harbor Statement

This Company's announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.


Contact:
     PacificNet Inc.
     Jacob Lakhany, 605-229-6678
     investor@pacificnet.com
     or
     CEOcast, Inc. for PacificNet
     Ed Lewis, 212-732-4300